UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2006

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 13, 2006, Gerber Scientific, Inc. (the "Company") executed a First Amendment (the "Amendment") to the Company's Loan and Security Agreement dated October 31, 2005 (the "Credit Agreement") with Citizens Bank of Massachusetts and Sovereign Bank. The Amendment, which was effective as of January 31, 2006, deleted as an event of default under the Credit Agreement the occurrence of a Material Adverse Effect, as defined in the Credit Agreement, thereby eliminating the sole subjective acceleration clause from the Credit Agreement. A copy of the Amendment is attached as Exhibit 10.1 and is hereby incorporated by reference.

As a result of the Amendment, the Company expects that it will classify approximately $34.0 million of amounts outstanding under the Credit Agreement as long-term debt on the Company's consolidated balance sheet as of January 31, 2006. These amounts outstanding would have been required to be classified as a current liability due to the existence of the subjective acceleration clause in effect before the Amendment.

Item 9.01 Financial Statements and Exhibits
  Exhibits

The following is being furnished as an Exhibit to this report:
Exhibit Number	Description of Exhibit

10.1

First Amendment to Loan and Security Agreement (All Assets), dated October 31, 2005, among Citizens Bank of Massachusetts, as Agent, Issuing Bank, Revolving Credit Lender, and Term Loan Lender, Sovereign Bank, as Revolving Credit Lender and Term Loan Lender, Gerber Scientific, Inc., as Borrower, and Gerber Scientific International, Inc., as Borrower, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GERBER SCIENTIFIC, INC.
February 16, 2006	By:	/s/ John J. Krawczynski
John J. Krawczynski Vice President, Chief Accounting Officer and Corporate Controller (On behalf of the Registrant and as Principal Accounting Officer)